EXHIBIT 99.1

News Release

CONTACTS:	Patrick Hartman, CFO	Angie Yang/Wade Huckabee
	213.401.2311	Investor Relations
PondelWilkinson Inc.
310.279.5980
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KEIC CLAIMS AGAINST CENTER BANK DISMISSED

LOS ANGELES, CA – November 11, 2005 – Center Financial Corporation (NASDAQ NM: CLFCE) today announced that the Orange County Superior Court yesterday dismissed all claims of Korea Export Insurance Corporation (“KEIC”) against its subsidiary, Center Bank (the “Bank”), in an action that had been brought by KEIC in 2003 seeking to recover damages of approximately $56 million from the Bank. That action was based, among other theories, on a claim that the Bank had acted negligently in presenting and otherwise handling trade documents for collection. The Court dismissed the case on the grounds that federal courts have exclusive jurisdiction over KEIC’s claims against the Bank. While the court ruling dismisses KEIC’s claim against the Bank, it is possible that KEIC will appeal the dismissal and/or seek to file a new claim against the Bank in federal court. In addition, third party claims against the Bank for indemnification remain pending in the state court action.

“This is a major set back for KEIC,” observed Charles E. Patterson of Morrison & Foerster, LLP, lead trial counsel for Center Bank. “Our client remains determined to continue to vindicate its rights against all parties, as necessary, related to this action.”

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.6 billion at September 30, 2005. Headquartered in Los Angeles, Center Bank operates 26 branch and loan production offices across the nation. Of the company’s 17 full-service branches, 15 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s nine loan production offices are strategically located in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered institution and member of the FDIC. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.